EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

TruGolf Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, $0.0001 par value	Rule 457(c) and Rule 457(h)	1,600,000	(2)	$0.80	(3)	$1,280,000	(3)	0.00015310	$195.97

Total Offering Amounts							$1,280,000			$195.97

Total Fee Offsets (4)										-

Net Fee Due										$195.97

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of common stock of TruGolf Holdings, Inc. (the “Registrant”) that may be granted under the Registrant’s 2024 Stock Incentive Plan (the “Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Represents shares of Class A common stock reserved for future issuance under the Plan.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended, and based on $0.80 per share, the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Capital Market on October 22, 2024.

(4) We do not have any fee offsets.